Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Tuesday, November 7, 2006	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2006 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), reported third quarter net income of $85,000 or $0.01 per Class A Unit, on total revenues of $5.5 million., as compared to net income of $118,000 or $0.02 per Class A Unit on $3.7 million in revenues for the same period last year. The slightly lower earnings are the result of a favorable nut price adjustment of $552,000 recorded in the prior year, offset by improved operating results and a crop insurance recovery of $168,000 in the current year. Net cash flow for the third quarter of 2006 was $800,000 as compared to $608,000 for the third quarter of 2005.

Nut revenues were $4.3 million for the three months ended September 30, 2006, compared to $2.8 million in the prior year. The third quarter harvest was 7.8 million pounds or 78% higher than the quarter ended September 30, 2005, and 8% above the historical average for this period. Farming service revenues were $1.2 million or 34% higher than the third quarter of last year.

For the first nine months of 2006, revenues were $8.3 million with a net loss of $42,000 or ($0.01) per Class A Unit. Total revenues in the first nine months of 2005 were also $8.3 million with a net profit of $117,000, or $0.02 per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.
Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Macadamia nut sales	$4,289	$2,840	$5,624	$5,464
Contract farming revenue	1,198	897	2,674	2,830
Total revenues	5,487	3,737	8,298	8,294
Cost of goods and services
Costs of macadamia nut sales	3,937	2,337	4,672	4,261
Costs of contract farming services	1,113	792	2,473	2,580
Total cost of goods sold	5,050	3,129	7,145	6,841
Gross income	437	608	1,153	1,453
General and administrative expenses
Legal fees paid to related party	10	8	86	24
Other	451	401	1,109	931
Total general and administrative expenses	461	409	1,195	955
Extinguishment of management agreement	-	-	-	(326)
Operating income (loss)	(24)	199	(42)	172
Other income	186	-	194	147
Interest expense	(61)	(61)	(166)	(155)
Interest income	-	1	13	4
Income before tax	101	139	(1)	168
Income tax expense	16	21	41	51
Net income (loss)	$85	$118	$(42)	$117

Net cash flow
(as defined in the Partnership Agreement)	$800	$608	$487	$674

Net loss per Class A Unit	$0.01	$0.02	$(0.01)	$0.02

Net cash flow per Class A Unit	$0.10	$0.08	$0.06	$0.09

Cash distributions per Class A Unit	$0.05	$0.05	$0.15	$0.15

Class A Units outstanding	7,500	7,500	7,500	7,500